As filed with the Securities and Exchange Commission on February 22, 2019

Registration No. 333-130241

Registration No. 333-141804

Registration No. 333-149225

Registration No. 333-151857

Registration No. 333-158142

Registration No. 333-160109

Registration No. 333-176014

Registration No. 333-196414

Registration No. 333-206132

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-130241

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141804

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149225

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151857

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-158142

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-160109

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-176014

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-196414

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206132

UNDER

THE SECURITIES ACT OF 1933

NXSTAGE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3454702
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 Merrimack Street

Lawrence, MA 01843

(978) 687-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1999 Stock Option and Grant Plan

2005 Stock Incentive Plan

2005 Employee Stock Purchase Plan

2014 Omnibus Incentive Plan

(Full Titles of the Plans)

William Valle

Chief Executive Officer

NxStage Medical, Inc.

350 Merrimack Street

Lawrence, MA 01843

(978) 687-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul Kinsella

Zachary Blume

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

NxStage Medical, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) to deregister any and all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) registered but unsold or otherwise unissued under each of the following Registration Statements as of the date hereof:

•

Registration Statement on Form S-8 (No. 333-130241), pertaining to the registration of an aggregate of 4,085,009 Shares, issuable under the Registrant’s 1999 Stock Option and Grant Plan and/or the Registrant’s 2005 Stock Incentive Plan and 50,000 Shares issuable under the Registrant’s 2005 Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2005.

•

Registration Statement on Form S-8 (No. 333-141804), pertaining to the registration of an aggregate of 600,000 Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the Commission on April 2, 2007.

•

Registration Statement on Form S-8 (No. 333-149225), pertaining to the registration of an aggregate of 50,000 Shares, issuable under the Registrant’s 2005 Employee Stock Purchase Plan and 3,800,000 Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the Commission on February 14, 2008.

•

Registration Statement on Form S-8 (No. 333-151857), pertaining to the registration of an aggregate of 50,000 Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the Commission on June 23, 2008.

•

Registration Statement on Form S-8 (No. 333-158142), pertaining to the registration of an aggregate of 500,000 Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the Commission on March 23, 2009.

•

Registration Statement on Form S-8 (No. 333-160109), pertaining to the registration of an aggregate of 4,100,000 Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the Commission on June 19, 2009.

•

Registration Statement on Form S-8 (No. 333-176014), pertaining to the registration of an aggregate of 4,000,000 Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the Commission on August 3, 2011.

•

Registration Statement on Form S-8 (No. 333-196414), pertaining to the registration of an aggregate of 5,600,000 Shares, issuable under the Registrant’s 2014 Omnibus Incentive Plan, which was filed with the Commission on May 30, 2014.

•

Registration Statement on Form S-8 (No. 333-206132), pertaining to the registration of an aggregate of 200,000 Shares, issuable under the Registrant’s 2005 Employee Stock Purchase Plan, which was filed with the Commission on August 6, 2015.

Pursuant to an Agreement and Plan of Merger, dated as of August 7, 2017, by and among Fresenius Medical Care Holdings, Inc., a New York corporation (“Fresenius”), Broadway Renal Services, a Delaware corporation and a wholly owned subsidiary of Fresenius (“Merger Sub”), and Registrant, pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub was merged with and into Registrant, with Registrant being the surviving corporation (the “Merger”). The Merger became effective on February 21, 2019.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all (i) Shares and (ii) deferred compensation obligations registered but unsold or otherwise unissued under each of the above Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of certain of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrence, Commonwealth of Massachusetts, on February 22, 2019.

NXSTAGE MEDICAL, INC.

By:	/S/ William Valle
Name:	William Valle
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.